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                                                      Rule 424(b)(3)
Prospectus Supplement                                 Registration No. 33-87036
(To Prospectus dated November 7, 1995)                Registration No. 333-30560


                        5,704,842 Shares of Common Stock


                              NEOWARE SYSTEMS, INC.


         This prospectus supplement relates to shares of Neoware Systems, Inc. common stock issuable upon exercise of Neoware Systems, Inc.'s redeemable common stock purchase warrants. On February 11, 2000 our board of directors approved amendments to the two Warrant Agreements under which the warrants were issued. The amendments reduce the exercise price of the warrants from $5.50 to $3.75 per share and extend the duration of the warrants from March 25, 2000 to April 14, 2000.

         Our common stock and warrants are quoted on the NASDAQ SmallCap Market under the symbols "NWRE" for the common stock and "NWREW" for the warrants. On February 11, 2000, the last reported sale price of the common stock was $5.25 and of the warrants was $0.50. The average of the last reported sale prices for the common stock for the week ended February 11, 2000 was $4.64.

         This prospectus supplement amends and supplements the prospectus, dated November 7, 1995, relating to the shares of our common stock issuable upon exercise of the warrants. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, which incorporates the documents that we file with the Securities and Exchange Commission. The matters addressed in this prospectus supplement supersede any contrary statement contained in the prospectus.

         You may exercise your warrants in any state where the exercise and the issuance of the shares is permitted. You may contact our warrant agent, Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York, 10004, (212) 509-4000, extension 545, to determine if you may exercise your warrants.

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

         THE SECURITIES AND EXCHANGE COMMISSION AND ANY STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SHARES OR DETERMINED IF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this Prospectus Supplement is February 16, 2000.


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                                TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS...............................................- 3 -

OUR COMPANY..............................................................- 3 -

RISK FACTORS.............................................................- 4 -

AMENDMENT OF WARRANTS...................................................- 12 -

USE OF PROCEEDS.........................................................- 12 -



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                           FORWARD-LOOKING STATEMENTS

         This prospectus supplement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. They relate to the development of our products and future operating results that are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements include the development and marketing of our Linux-based and Windows-based products, the receipt and use of the proceeds from the exercise of the warrants, anticipated purchases by customers, future revenues and operating losses, lower cost of ownership and easier installation of our systems and our competitive position. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Factors that could affect our actual results include our ability to develop and market our products, including our new Linux-based products, our ability to obtain additional financing to enable us to develop and market our new Linux-based products, customers' acceptance of our products, pricing pressures, rapid technological changes in the industry, growth of the Linux market and increased competition. Additional factors which could affect our actual results include quarterly fluctuations in operating results, general economic conditions affecting the demand for computer products, the timing of significant orders, failure to reduce product costs or maintain quality, delays in the receipt of key components, seasonal patterns of spending by customers and the outcome of various litigation. We do not undertake to update any forward-looking statements made herein.


                                   OUR COMPANY

         We design, develop and market information appliances based upon embedded versions of the Linux and Windows operating systems. Our products are designed to run limited local applications for specific vertical markets, plus allow access to Linux servers, the Internet and Windows-based applications running on multi-user Windows NT servers. Our products are designed as an alternative to general purpose personal computers, offering easier installation, as well as lower up-front and administrative costs. We also provide integration services for certain of our customers that allow them to integrate our products into their environment.

         We offer embedded versions of the Windows operating systems and have developed an embedded version of the open-source Linux operating system by leveraging our technical expertise and experience in developing embedded UNIX products. An embedded operating system differs from a desktop operating system used on a personal computer because it is designed for specific tasks. We believe that our embedded version of the Linux operating system offers the following advantages:

         1. Ability to run single purpose Linux applications. Our information appliances are designed to run certain Linux applications locally. Unlike general-purpose computers, they are not intended to run applications that are installed by end users. Instead, our products are meant to run specific applications for particular customer needs. For example, by adding software our information appliances can be used to connect to the Internet, as point-of-sale devices by retail stores, to connect to computer servers and as firewalls and routers, which protect networks and isolate them from the Internet.

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         2. Reduced memory use. Our embedded Linux operating system is smaller than a desktop operating system, which allows it to run on less expensive non-PC appliances with reduced memory utilization and a smaller amount of local storage, reducing costs.

         3. No hard disk or other moving parts. Our Linux version does not require a hard disk drive. It can operate with no disk, or with a small amount of "flash" memory that is solid state, requiring no moving parts. This allows our software to operate in devices that do not require a fan for cooling, which offers benefits, including silent operation.

         4. Access to server-based applications. We have added software to allow our products to connect with the Internet, Windows NT servers, UNIX machines, mainframes and minicomputers. This allows our customers to use their existing applications with our products, regardless of whether those applications are written for the Linux operating system or for other operating systems.

         5. Less complexity, greater security. We have reduced the complexity of Linux, shielding the user from UNIX-style commands, making it easier to use. While developers and administrators can make changes to our products as they see fit, users cannot easily modify our Linux-based products, increasing security. Additionally, we have developed technologies that allow Linux to be embedded in appliances that can be turned off without performing a "shut down" process as is required with personal computers.

         6. Central management and configuration. Our products can be managed and maintained from a central location, making them less costly to maintain than certain competitive products. We offer software that performs management tasks, and we license this software to customers who use our products.

         Our business contains all of the problems, expenses, delays, and risks inherent in establishing a new business enterprise. We have no control over many of these risks, including uncertain market conditions, product acceptance and cost and availability of capital. We also expect to encounter intense competition from other entities having similar products. We may possess less financial, technical, human and other resources than our potential competitors. Accordingly, we cannot assure that our business plan will be successful or that we will be able to achieve or maintain profitable operations.

         We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 400 Feheley Drive, King of Prussia, Pennsylvania 19406.

                                  RISK FACTORS

         Any investment in our common stock involves a high degree of risk. You should consider the risks described below carefully and all of the information contained in this prospectus supplement before deciding whether to purchase our common stock. If any of the following risks actually occurs, our business, financial condition and results of operations would suffer. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

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                     Risks Related to Our Financial Results

Our annual revenues have declined over the past three years and our company has not made a profit since the fiscal year ended June 30, 1997. Our limited financial resources make it difficult for us to continue to market our line of thin client terminals in sufficient quantities to make a profit.

         We believe that our future success depends upon the sale of a new embedded version of the Linux operating system designed for fixed function information appliance products. We have only recently begun to market our new Linux-based products and it is therefore difficult for you to assess our new business plan. We cannot be certain that our business strategy will be successful.

We have a history of losses and may experience losses in the future, which could result in the market price of our common stock declining.

         We have recently incurred significant net losses, including net losses of $2.8 million in the year ended June 30, 1999 and $1.058 million in the six months ended December 31, 1999. In addition, we had an accumulated deficit of $7.1 million as of December 31, 1999. We expect to continue to incur significant product development, sales and marketing and administrative expenses. As a result, we will need to generate significant revenues to achieve profitability. We cannot be certain that we will achieve profitability in the future or, if we achieve profitability, whether we will be able to sustain it. If we do not achieve and maintain profitability, the market price for our common stock may decline, perhaps substantially.

         Our company must raise significant additional capital from the exercise of outstanding warrants and/or the sale of new shares of stock. If we fail to raise additional capital, we will not be able to implement our new business plan. Our financial resources, even with the proceeds raised from the exercise of the warrants, may not be enough for our capital needs, and we may not be able to obtain additional financing. A failure to derive new revenues from our new business plan would likely increase our losses and negatively impact the price of our common stock.

We will have broad discretion to allocate any proceeds we receive from the exercise of the warrants, and we cannot guarantee that the proceeds will improve our financial condition.

         Any proceeds we may receive from the exercise of the warrants have been allocated generally to provide working capital for operations, including primarily the development and marketing of our new Linux-based information appliance products. We will use funds as they are received for such purposes and in such amounts as we deem advisable. As a result, our success is substantially dependent on the discretion and judgment of our management as to the application of the proceeds. We cannot assure you that the proceeds received will result in a present or future improvement in our results of operations.

The successful development and marketing of our Linux-based products are dependent on the proceeds of warrant exercises and our ability to obtain additional financing.

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         We are dependent on and intend to use a significant portion of any proceeds received upon exercise of the Warrants for working capital, including primarily the continued development and marketing of our Linux-based products. Since any proceeds to be received are dependent on the exercise of the warrants, we cannot predict whether we will raise enough money to benefit us financially. Therefore, we intend to seek additional financing from other sources. However, we may not be able to obtain financing or, if we can obtain it, it may not be available on terms acceptable to us. If we are not able to obtain sufficient financing, we may not be able to successfully implement our business plan, including our development and marketing of our new Linux-based products.

Our ability to accurately forecast our quarterly sales is limited, although our costs are relatively fixed in the short term and we expect our business to be affected by rapid technological change, which may adversely affect our quarterly operating results and cause our stock prices to fluctuate.

         Because of the new and rapidly evolving market for our embedded Linux information appliances, our ability to accurately forecast our quarterly sales is limited, which makes it difficult to predict the quarterly revenues that we will recognize. In addition, we cannot forecast operating expenses based on historical results, and most of our costs are for personnel and facilities, which are relatively fixed in the short term. If we have a shortfall in revenues in relation to our expenses, we may be unable to reduce our expenses quickly enough to avoid significantly greater losses. We do not know whether our business will grow rapidly enough to absorb the costs of these employees and facilities. As a result, our quarterly operating results could fluctuate, and such fluctuation could adversely affect the market price of our common stock.

There are factors that may affect the market acceptance of our products, some of which are beyond our control, including the following:

     o the growth and changing requirements of the information appliance market;

     o the quality, price, performance and total cost of ownership of our products;

     o the availability, price, quality and performance of competing products and technologies; and

     o the successful development of our relationships with software providers, original equipment manufacturer customers and existing and potential channel partners.

         We may not succeed in developing and marketing our new information appliance products, and our operating results may decline as a result.

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          Risks Related to Growth of Our Market And Acceptance of Linux

Our business is dependent on customer adoption of Linux-based information appliances to perform discrete tasks for corporate and Internet-based computer networks and a decrease in their rates of adoption could cause the market price for our common stock to decline as a result of lower revenues or more limited investor expectations of the size of the market for our products.

         Revenues from sales of our existing products have decreased over the last three years and new revenues need to be derived from our new Linux-based line of products. As a result, we depend on the growing use of appliances to perform discrete tasks for corporate and Internet-based networks. If the role of appliances does not increase as we anticipate, or if it in any way decreases, our revenues would not materialize. We believe that our expectations for the growth of the appliance market may not be fulfilled if customers continue to use general-purpose personal computers. In addition, if corporate information technology organizations do not accept Linux-based operating systems, or if there is a wide acceptance of alternative operating systems that provide enhanced capabilities, the market price of our stock could decline due to our lower operating results or investors' assessment that the growth potential for sales of our products is limited.

         The appliance market in which we seek to compete is new and unpredictable, and if this market does not develop and expand as we anticipate, our revenues may not grow. In addition, consolidation in this market could result in our clients being absorbed into larger organizations that might not be as receptive to our products.

Because many of our products use Linux as their operating system, the failure of Linux developers to enhance and develop the Linux kernel could impair our ability to release major product upgrades and maintain market share.

         We may not be able to release major upgrades of our new products on a timely basis because our products use Linux as their operating system. The heart of Linux, the Linux kernel, is maintained by third parties. Linus Torvalds, the original developer of the Linux kernel, and a small group of independent engineers are primarily responsible for the development and evolution of the Linux kernel. If this group of developers fails to further develop the Linux kernel or if Mr. Torvalds or other prominent Linux developers were to no longer work on the Linux kernel, we would have to either rely on another party to further develop the kernel or develop it ourselves. To date, we have optimized our Linux-based operating system based on a version of Red Hat Linux. If we were unable to access Red Hat Linux, we would be required to spend additional time to obtain a tested, recognized version of the Linux kernel from another source or develop our own operating system internally. We cannot predict whether enhancements to the kernel would be available from reliable alternative sources. We could be forced to rely to a greater extent on our own development efforts, which would increase our development expenses and might delay our product release and upgrade schedules. In addition, any failure on the part of the kernel developers to further develop and enhance the kernel could stifle the development of additional Linux-based applications for use with our products.

         We may not succeed if Linux fragments, and application developers do not develop software for our products.

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                   Risks Related to Our Product Manufacturing

We may be unable to manufacture the targeted volume of our products, or any products at all, if our outside manufacturers are unable to meet our manufacturing needs because we have no internal manufacturing capacity.

         We rely on contract manufacturers to produce our products. In the future, we may need to find a new outside manufacturer that can manufacture our products in higher volume and at lower costs. We may not find an outside manufacturer that meets our needs. Additionally, qualifying a new outside manufacturer and commencing volume production may be time consuming. If we are required or choose to change outside manufacturers, we may lose sales and our customer relationships may suffer.

Because we depend on sole source and limited source suppliers for key components, we are susceptible to supply shortages that could prevent us from shipping customer orders on time, if at all, and result in lost sales.

         We depend upon single source suppliers for our appliance-based products and for several of the components in them. We also depend on limited sources to supply several other industry standard components. We have in the past experienced and may in the future experience shortages of, or difficulties in acquiring, these components. If we are unable to buy these components, we will not be able to manufacture our products on a timely basis or deliver our products to our customers.

                Risks Related to Our Marketing And Sales Efforts

Because we rely on channel partners to sell our products and anticipate using channel partners to sell our new products, our revenues could be negatively impacted if our existing channel partners do not continue to purchase products from us.

         We cannot be certain that we will be able to attract channel partners that market our products effectively or provide timely and cost-effective customer support and service. None of our current channel partners are obligated to continue selling our products nor to sell our new products. We cannot be certain that any channel partner will continue to represent our products or that our channel partners will devote a sufficient amount of effort and resources to selling our products in their territories. We need to expand our direct and indirect sales channels, and if we fail to do so, our growth could be limited.

Our failure to expand our sales, customer service and support organizations could adversely affect our business and results of operations.

         We currently have small sales, customer service and support organizations and will need to increase our staff to support new customers and the expanding needs of our existing customers. If we are unable to expand our sales, customer service and support organizations, we may not be able to retain our existing customers and attract new customers. Hiring sales, customer service and support personnel is very competitive in our industry due to the limited number of people available with the necessary technical skills and understanding of the Linux operating environment.

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We do not have a large consulting staff, and our revenues may suffer if customers demand extensive consulting or other support services.

         Our products are designed to require little or no support from us and to be deployed quickly and easily by our customers. Many of our competitors offer extensive consulting services in addition to products. If we introduced a product that required extensive consulting services for installation and use or if our customers wanted to purchase from a single vendor a menu of items that included extensive consulting services, we would be required to change our business model. We would be required to hire and train consultants, outsource the consulting services or enter into a joint venture with another company that could provide those services. If these events were to occur, our future profits would likely suffer because customers would choose another vendor or we would incur the added expense of hiring and retaining consulting personnel.

                Risks Related to Competition Within Our Industry

We may not be able to effectively compete against other providers as a result of their greater financial resources and brand awareness.

         In the market for information appliances, we face significant competition from larger companies who have greater financial resources and name recognition than we do. Increased competition may negatively affect our business and future operating results by leading to price reductions, higher selling expenses or a reduction in our market share.

Appliance products are subject to rapid technological change due to changing operating system software and network hardware and software configurations, and our products could be rendered obsolete by new technologies.

         The appliance market is characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changes in customer demands and evolving industry standards. Our products could be rendered obsolete if products based on new technologies are introduced or new industry standards emerge.

       Risks Related to Our Products' Dependence on Intellectual Property
                            and Our Use of Our Brand

We may not be able to preserve the value of our products' intellectual property because we do not have any patents and other vendors could challenge our other intellectual property rights.

         Our products will be differentiated from those of our competitors by our internally developed technology that is incorporated into our products. If we fail to protect our intellectual property, other vendors could sell products with features similar to ours, and this could reduce demand for our products.

We may not be able to attract software developers to bundle their products with our information appliances.

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         Our information appliances include our own software, plus software from other companies for specific vertical markets. If we are unable to attract software developers, and are unable to include their software in our products, we may not be able to offer our information appliances for certain important target markets, and our financial results will suffer.

Certain of our products use embedded versions of the UNIX and Windows operating systems. If we are unable to continue to develop and offer these products to our customers, our sales may decline.

         Our existing products use embedded versions of the Windows and UNIX operating systems. Sales to our existing customers will decline if we are unable to continue to offer and support these products. If we are unable to replace these sales with sales of our new information appliances, our financial results will suffer.

Our embedded Linux software is based upon the open-sourced Linux operating system, and we do not expect to retain ownership of our enhancements to this operating system.

         The Linux operating system is freely available software that is provided under a software license requiring that modifications be made freely available to other software developers. As a result, we do not intend to attempt to protect the intellectual property related to changes that we make to the Linux operating system. Providing these changes to other software developers may allow other companies to offer products which are similar to ours, increasing competition for our products.

                       Other Risks Related to Our Business

Our decline in revenues has caused us to reduce our personnel expenses, including software engineers.

         In order to develop and market our line of Linux appliances, we must hire additional software engineers as well as marketing and sales personnel. Competition for employees with these skills is severe and we may experience difficulty in attracting suitably qualified people.

         Any future growth we experience will place a significant strain on our management, systems and resources. To manage the anticipated growth of our operations, we may be required to:

     o improve existing and implement new operational, financial and management information controls, reporting systems and procedures;

     o    hire, train and manage additional qualified personnel; and

     o establish relationships with additional suppliers and partners while maintaining our existing relationships.

We rely on the services of certain key personnel, and those persons' knowledge of our business and technical expertise would be difficult to replace.

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         Our products and technologies are complex and we are substantially dependent upon the continued service of our existing personnel, and especially Michael Kantrowitz, our new President and Chief Executive Officer, and Edward Parks, our Vice President of Engineering. The loss of any of our key employees could adversely affect our business and slow our product development processes.

Errors in our products could harm our business and our operating results.

         Because our appliance products are complex, they could contain errors or bugs that can be detected at any point in a product's life cycle. Although many of these errors may prove to be immaterial, any of these errors could be significant. Detection of any significant errors may result in:

     o    the loss of or delay in market acceptance and sales of our products;

     o    diversion of development resources;

     o    injury to our reputation; or

     o    increased maintenance and warranty costs.

         These problems could harm our business and future operating results. Product errors or delays could be material, including any product errors or delays associated with the introduction of new products or the versions of our products that support operating systems other than Linux. Occasionally, we have warranted that our products will operate in accordance with specified customer requirements. If our products fail to conform to these specifications, customers could demand a refund for the purchase price or assert claims for damages.

         Moreover, because our products are used in connection with critical distributed computing systems services, we may receive significant liability claims if our products do not work properly. Our agreements with customers typically contain provisions intended to limit our exposure to liability claims. However, these limitations may not preclude all potential claims. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. Any such claims, whether or not successful, could seriously damage our reputation and our business.

                           Risks Related to Our Stock

Our stock will likely be subject to substantial price and volume fluctuations due to a number of factors, many of which will be beyond our control, that may prevent our stockholders from reselling our common stock at a profit.

         The securities markets have experienced significant price and volume fluctuations in the past and the market prices of the securities of technology companies have been especially volatile. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our common stock in spite of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors, and in response the market price of our common stock could decrease significantly. Investors may be unable to resell their shares of our common stock at or above the price at which they purchase shares in the open market or at a price in excess of the exercise price of the warrants. In the past, companies, including ours, that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources.

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                              AMENDMENT OF WARRANTS

         Our warrants have been amended to reduce the exercise price from $5.50 to $3.75 and to extend the term of the warrants from March 25, 2000 to April 14, 2000. After the expiration of the term of the warrants, the warrants will no longer be exercisable to acquire shares of our common stock.

         The reasons for the reduction in the exercise price and extension of the terms of the warrants are, first, to attempt to raise additional cash for working capital and, second, to increase our equity capital. We believe that modifying the warrants is a substantially less expensive alternative to additional borrowings or seeking to raise the funds from other sources. We cannot assure that the reduction in the exercise price and extension of the term of the warrants will result in material exercises. We intend to seek additional financing. See "Risk Factors" and "Use of Proceeds."

         You may exercise your warrants until April 14, 2000, provided that there is a current effective registration statement covering the shares of common stock issuable upon exercise of the warrants. This prospectus supplement is a part of a current effective registration statement covering the shares of common stock. However, if we are unable to maintain a current effective registration statement for the shares, or if the shares of common stock issuable upon your exercise of the warrants are not registered or qualified for sale, or exempt from registration or qualification, in the state in which you live, you will not be permitted to exercise the warrants and you will have no choice but to attempt to sell the warrants, if a market exists, or allow them to expire unexercised.


                                 USE OF PROCEEDS

         If all of the warrants were exercised, we would receive gross proceeds of $21,393,157. We will utilize the net proceeds, if any, realized upon the exercise of the warrants for working capital and for general corporate purposes including:

     o Continued development and marketing of our Linux-based information appliances;

     o Establishing partnerships with Linux-based software developers so that their products can be added to ours for particular vertical markets;

     o    Developing sales channels for our information appliances;

     o Building brand awareness among software developers, channel partners and enterprise customers of our products and their capabilities; and

     o Establishing strategic partnerships with other companies in our industry.